ATTORNEYS

July 5, 2007

Lightspace Corp. 529 Main Street, Suite 330 Boston, Massachusetts 02129

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission by Lightspace Corp., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of (1) (a) up to 555,197 Units, each Unit consisting of (i) eight shares of common stock, (ii) eight warrants to purchase one share of common stock at $1.00 per share (the “$1.00 Unit Warrants”), (iii) two warrants to purchase one share of common stock at $1.25 per share (the “$1.25 Unit Warrants”) and (iv) two warrants to purchase one share of common stock at $1.63 per share (the “$1.63 Unit Warrants”, and collectively with the $1.00 Unit Warrants and the $1.25 Unit Warrants, the “Unit Warrants”), (b) up to 6,662,378 Unit Warrants, included in the Units, (c) up to 4,441,586 shares of common stock included in the Units and (d) up to 6,662,378 shares of common stock issuable upon the exercise of the Unit Warrants, (2) (a) up to 58,617 Units issuable to Griffin Securities, Inc., the financial advisor for the private placement, upon exercise of Unit Purchase Warrants (the “Griffin Warrants”) and the Common Stock and Unit Warrants issuable upon exercise of the Griffin Warrants and (3) up to 1,187,500 shares of common stock issuable upon conversion of the $950,000 5% convertible secured note (the “Convertible Note”).

We are familiar with the proceedings of the Company relating to the authorization of the Convertible Note, Unit Warrants and Griffin Warrants and the shares of Common Stock and Units issuable upon conversion or exercise thereof (the “Underlying Shares”). In addition, we have made such further examination of law and fact as we have deemed appropriate in connection with the opinion hereinafter set forth.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

488 Madison Avenue • New York, N.Y. 10022 • Phone (212) 736-1000 • (212) 478-7200
Fax (212) 478-7400 • Email: thefirm@hahnhessen.com

Lightspace Corp.
July 3, 2007

Based upon the foregoing, we are of the opinion that:

1. The Underlying Shares, when issued, and sold upon conversion of the Convertible Note or exercise of any Unit Warrants in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and non-assessable.

2. The Units issuable upon exercise of the Griffin Warrants, and Common Stock and Unit Warrants included in such Units, when issued, and sold upon exercise of the Griffin Warrant as provided therein, will be duly authorized, validly issued, fully paid and non-assessable.

3. The Unit Warrants included in the Units issuable upon exercise of the Griffin Warrants, when issued and sold in accordance with the terms of the Griffin Warrants, will be valid and binding obligations of the Company.

We are opining solely on all applicable statutory provisions of Delaware law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations in connection therewith, and as to the Griffin Warrants constituting a valid and binding obligation of the Company, solely with respect to the laws of the State of New York.

In addition, the opinions set forth in numbered paragraph 3 above are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws; (c) no opinion is expressed herein as to the enforceability of the indemnification provisions relating to the Registration Statement, to the extent such provisions may be unenforceable under federal or state securities laws; and (d) no opinion is expressed herein as to (i)  any provision purporting to make oral modifications unenforceable, or (ii) choice of law or venue provisions.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Hahn & Hessen LLP

Hahn & Hessen LLP